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                                                                        Contact:
                                                                  Aruna Lalwaney
                                                                    800/578-3268
                                                         aruna.lalwaney@daou.com
                                                                    www.daou.com


DAOU SYSTEMS, INC. ANNOUNCES $100 MILLION, FIVE-YEAR INFORMATION TECHNOLOGY CONTRACT WITH SAINT MARY'S HEALTH NETWORK, RENO, NEVADA

SAN DIEGO--(BW HealthWire)--Jan. 11, 1999--DAOU Systems, Inc. (Nasdaq:DAOU -news) announced today an approximately $100 million Information Systems Outsourcing contract with Saint Mary's Health Network, Reno, Nevada.

The contract, which spans over five years, encompasses DAOU Systems, Inc. providing a complete range of Information Technology (IT) outsourcing solutions to Saint Mary's Health Network.

Georges Daou, chief executive officer of DAOU Systems, Inc., stated, "We have successfully completed a comprehensive acquisition strategy, and now provide a full complement of IT outsourcing services including, Application Implementation, Communications Infrastructure, including voice, video, the network and the desktop, Consulting and Data Integration.

"DAOU will leverage its relationships with the leading Healthcare
Information Services (HIS) vendors, hardware vendors and apply our expertise to improve the effectiveness of Saint Mary's IT operations. Our partnering with Saint Mary's represents the first major fulfillment of our ability to provide a full range of, single source, value-added solutions."

Jeff Bills, president and CEO of Saint Mary's Health Network, stated, "We are very pleased to have DAOU handle all of our Information Technology needs. They have demonstrated to us over the years that they can enhance our productivity and efficiency, and ultimately help us deliver better healthcare. That is why we have entered into this strategic partnership."

Saint Mary's has allocated the approximately $100 million agreement across professional services, vendor support contracts and capital expenditures to execute their IT strategy under DAOU management. DAOU management will be responsible for the entire IT budget and currently plans to have about 60 employees on site and leverage its industry relationships to enhance support contracts where possible.

DAOU also plans to utilize its own nearly 800 person workforce to deliver on portions of the operating budget that DAOU services can handle productively and economically for Saint Mary's. The contract, which spans five years, has a renewal option for a sixth year.

DAOU Systems, Inc. is a provider of integrated Information Technology (IT) solutions and services to the U.S. healthcare industry. DAOU's capabilities range from up-front strategic consulting to IT system design, implementation and long-term tactical support. DAOU's IT offerings include data,

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voice and video networking, applications consulting and implementation, as well as operational and Internet solutions.

DAOU has nearly 800 employees, and has provided services to more than 1,300 healthcare organizations, including many of the nation's top 100 integrated delivery systems. DAOU's clients include organizations such as Catholic Health Care West, The Cleveland Clinic, Mercy Health Services, Saint Barnabas Health Care, and Humana Healthcare. More information about DAOU Systems can be found at www.daou.com on the World Wide Web.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve numerous risks and uncertainties. The company's actual results could differ materially from those projected in such forward-looking statements and will depend upon a number of factors, including those discussed in the company's filings with the Securities Exchange Commission and other press releases of the company.